Exhibit 10.13

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of the 31st day of August, 2012, is entered into by and among Installed Building Products, LLC, a Delaware limited liability company (together with its successors and assigns, the “Purchaser”), CCIB Holdco, Inc., a Delaware corporation and the ultimate parent of the Purchaser (the “Parent” and, together with the Purchaser, the “Buyer Parties”) and GNV Holdings, LLC, a Georgia limited liability company (the “Seller”). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 9.1.

RECITALS:

WHEREAS, the Seller owns 100% of the issued and outstanding membership interests of TCI Contracting, LLC, a Georgia limited liability company (the “Acquired Interests”);

WHEREAS, TCI Contracting, LLC, a Georgia limited liability company (the “Company”) owns (a) 100% of the issued and outstanding membership interests of Thermal Control Insulation, LLC, an Ohio limited liability company (“Thermal”); and (b) 87.5% of the issued and outstanding capital stock of Mid South Construction and Building Products, Inc., a Georgia corporation (“Mid South,” and, together with the Company, and Thermal, the “Acquired Companies”); and

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Acquired Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

SECTION 1

PURCHASE AND SALE OF ACQUIRED INTERESTS

1.1 Sale and Purchase of Acquired Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell and transfer the Acquired Interests to the Purchaser and the Purchaser will purchase the Acquired Interests from the Seller free and clear of all Liens.

1.2 Purchase Price. The aggregate consideration for the Acquired Interests is the Purchase Price Shares, which the Purchaser shall deliver to the Seller at the Closing.

SECTION 2

THE CLOSING

2.1 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution hereof by the electronic and express delivery exchange of documents and funds on the date hereof.

2.2 Closing Obligations. At the Closing, (a) the parties will deliver the various certificates, instruments, and documents referred to in Section 6; (b) the Purchaser will deliver the Purchase Price Shares to the Seller; (c) the Seller shall deliver to the Purchaser a duly executed assignment document, in a form reasonably acceptable to Purchaser, and (d) the Seller will execute and deliver a joinder agreement to the Stockholders’ Agreement.

2.3 Interdependence. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of the Closing; and, unless a particular transfer or delivery is waived by both the transferor and transferee, no such transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for herein have also been consummated.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties jointly and severally represent and warrant to the Seller that the statements contained in this Section 3 are complete and correct as of the date of this Agreement. The term “material”, when used in connection with the Buyer Parties, shall mean an agreement, matter, event or occurrence with respect to the Parent or any Operating Subsidiary involving an annual amount equal to or in excess of $500,000.

3.1 Organization and Good Standing. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer Parties and each of the Operating Subsidiaries, are duly qualified to conduct business and are in good standing in each jurisdiction in which either the ownership of their properties or the nature of their activities requires them to be so qualified, except where the failure to so qualify would not result in a Buyer Material Adverse Change. The Buyer Parties have furnished to the Seller correct and complete copies of the Parent’s Charter Documents and any other agreements affecting its governance, all as in effect on the date of this Agreement.

3.2 Corporate Power. The Buyer Parties have full corporate power and authority to own, lease and operate their assets and to carry on their business as presently conducted.

3.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement, and each other document in connection herewith, do not and will not (a) conflict with or violate any Applicable Law or any judgment, order, or decree to which the Buyer Parties are subject, (b) violate or conflict with the provisions of either Buyer Party’s Charter Documents, or (c) result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any (i) material obligation on the part of any Buyer Party, or (ii) Lien on any of the Buyer Parties’ or any of their respective direct or indirect subsidiaries’ assets or properties pursuant to, any Buyer

Material Contract, except for the obligations arising hereunder. Other than those obtained prior to Closing, the Buyer Parties do not need to obtain any consent, approval, authorization, order or permit of, or make any declaration, registration or filing with, or notification to, any Governmental Authority or any other Person in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to do so would not result in a Buyer Material Adverse Change.

3.4 Capitalization. Schedule 3.4 sets forth the total authorized Capital Stock of the Parent, identifying each class of shares (including treasury shares), the par value thereof, the issued and outstanding shares of each class, and the record ownership of such shares. The Capital Stock of the Parent that is issued and outstanding immediately prior to the Closing is (a) duly authorized, validly issued, fully paid and non-assessable, (b) issued in compliance with Applicable Law, and (c) issued in compliance with applicable preemptive, preferential or contractual rights. Except (i) as set forth on Schedule 3.4, or (ii) with respect to the Purchase Price Shares, there are no outstanding options, subscriptions, warrants, purchase rights, preemptive rights, conversion rights, redemption rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by the Parent. Except as set forth in the Stockholders’ Agreement or the Parent’s Charter Documents, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent. Except for the Stockholders’ Agreement or as set forth in the Parent’s Charter Documents, there is no irrevocable proxy, voting trust, close corporation agreement or similar agreement with respect to the exercise of the voting power of the Parent.

3.5 Subsidiaries and Joint Ventures. Except for the Operating Subsidiaries or as set forth on Schedule 3.5, the Parent does not (directly or indirectly through any Operating Subsidiary) own or have any obligation to acquire any Capital Stock in any other Person, and is not (directly or indirectly through any Operating Subsidiary) a partner, member or participant in any partnership, limited liability company, joint venture, association or similar arrangement.

3.6 Books and Records. The books of account, asset ledgers, inventory ledgers, minute books, stock ledgers, and other records of the Parent, all of which have been made available to the Seller, are complete and correct in all material respects and have been maintained on a consistent basis in accordance with commercially reasonable business practices. The minute books of the Parent contain accurate and complete records of all meetings held of, and corporate action taken by, the Parent’s stockholders and Board of Directors.

3.7 Financial Statements. Schedule 3.7 consists of the following financial statements (collectively the “Parent Financial Statements”): the audited consolidated financial statements of the Parent as of and for the fiscal year ended December 31, 2011 (collectively, the “Parent Audited Financial Statements”), and the unaudited consolidated financial statements of the Parent as of and for the six (6) month period ended June 30, 2012 (the “Parent Interim Statements”). The Parent Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Parent and all its direct and indirect subsidiaries as of the dates indicated and the results of operations for the periods then ended. The Parent Interim Statements, subject to the absence of normal year-end adjustments and the disclosures normally made in footnotes, have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Parent and all its direct and indirect subsidiaries as of the dates indicated and the results of operations for the periods then ended. Except as set forth on Schedule 3.7, the Parent’s and all of its direct and indirect subsidiaries’ books of account accurately reflect all items of income and expense (including accruals) and all of the Parent’s assets and liabilities in accordance with normal accrual accounting practices. The balance sheet as of June 30, 2012, which is included in the Parent Interim Statements, is referred to herein as the “Parent Acquisition Balance Sheet.”

3.8 Liabilities. Parent has no material liabilities that would be required by GAAP to be disclosed on the Parent Acquisition Balance Sheet except for (a) liabilities disclosed, reflected or reserved against thereon, or (b) liabilities incurred since the date of the Parent Acquisition Balance Sheet in the Ordinary Course of Business of the Parent.

3.9 Recent Events. Since June 30, 2012, except as set forth on Schedule 3.9, there has not been any Buyer Material Adverse Change, no event has occurred or circumstance exists that could reasonably be expected to result in a Buyer Material Adverse Change, and there is not and has not occurred any of the following:

(a) change in or issuance or sale of the Parent’s authorized or issued Capital Stock; issuance of any security convertible into such Capital Stock; purchase, redemption, retirement, or other acquisition by the Parent of any shares of its Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its Capital Stock;

(b) amendment to the Parent’s Charter Documents;

(c) any delay or postponement in the payment of any liabilities of the Parent outside the Ordinary Course of Business of the Parent;

(d) entry into, material modification of, termination of, or acceleration of (i) any Buyer Material Contract (other than capital leases, bond and surety agreements, licenses or facility leases, in each case entered into in the Ordinary Course of Business), or (ii) any transaction, arrangement or Contract with any officer, director, or shareholder of the Parent;

(e) the sale (other than sales of Buyer Inventory (defined below) in the Ordinary Course of Business of the Parent), lease, or other disposition or transfer of any material portion of the Parent’s tangible or intangible assets;

(f) mortgage, pledge, security interest or imposition of any material Lien on any of the Parent’s tangible or intangible assets, except in the Ordinary Course of Business;

(g) cancellation, compromise, waiver or release of any material claims or rights (or series of claims or rights) by the Parent or outside the Ordinary Course of Business of the Parent;

(h) material change in accounting methods used by the Parent;

(i) agreement or transaction by the Parent outside the Ordinary Course of Business of the Parent; or

(j) written notice or agreement to do any of the foregoing.

3.10 Accounts Receivable. To the Knowledge of the Parent, the accounts receivable on the Parent Acquisition Balance Sheet are collectible in accordance with the terms thereof in the Ordinary Course of Business, net of “bad debt” reserves shown thereon, which reserves, to the Knowledge of the Parent, are adequate and are calculated in accordance with management’s estimates.

3.11 Compliance with Laws. The Parent and the Operating Subsidiaries have materially complied and are currently in material compliance with all Applicable Laws, including but not limited to employment laws, except where such non-compliance would not result in a Buyer Material Adverse Change. No written notice, claim, charge or complaint has been received by the Parent or any Operating Subsidiary alleging material noncompliance which remains uncured as of the date hereof.

3.12 Licenses and Permits. The Parent and the Operating Subsidiaries have obtained all material licenses, permits and other governmental authorizations necessary to own their assets and conduct their respective businesses as presently conducted, except where the failure to obtain any such license, permit or authorizations would not result in a Buyer Material Adverse Change. All such licenses, permits and authorizations are in full force and effect, except as would not result in a Buyer Material Adverse Change. No material violation or remedial obligation exists in respect of any such license or permit. No proceeding is pending, or, to the Knowledge of the Parent, threatened, to revoke or limit any such license, permit or authorization.

3.13 Litigation. There is no claim, litigation, investigation or proceeding pending or, to the Knowledge of the Parent, threatened by or against the Parent or any Operating Subsidiary, including without limitation claims relating to products sold or services performed by the Parent or any Operating Subsidiary, that would result in a Buyer Material Adverse Change, and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such claims or proceedings. There are no pending or, to the Knowledge of the Parent, threatened controversies, grievances or claims by any employee or former employee of Parent or any Operating Subsidiary with respect to their employment, compensation, benefits or working conditions that, if adversely determined, would result in a Buyer Material Adverse Change.

3.14 Taxes.

(a) The Parent has timely filed all Tax Returns required by Applicable Law, and all such Tax Returns were correct and complete in all material respects, except where the failure to file such Tax Returns would not result in a Buyer Material Adverse Change. The Parent has paid, or made adequate reserves for the payment of, all Taxes that have been or are accrued, due or levied, and there are no material assessed Tax deficiencies against the Parent or any basis upon which any additional Taxes could be assessed except as would not result in a Buyer Material Adverse Change. Except as set forth on Schedule 3.14(a), no examination, audit, dispute or claim respecting the Parent’s Tax Returns or Tax liability has occurred, is in progress or, to the Knowledge of the Parent, is being proposed, threatened or discussed. The Parent has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of federal income tax pursuant to the Code.

(b) The Parent has not given or been requested to give waivers or extensions of any statute of limitations relating to Taxes or Tax Returns.

3.15 Suppliers and Customers. To the Knowledge of the Parent, the Operating Subsidiaries have good commercial working relationships with their respective customers and suppliers. Except for announced, industry-wide pricing and supply changes, none of the suppliers or customers of more than 20% of the Buyer Parties and the Operating Subsidiaries (taken as a whole) services, supplies or materials has notified the Purchaser or any Operating Subsidiary that it intends to terminate or otherwise substantially modify its relationship with the Purchaser or such Operating Subsidiary (with the exception of the Guardian Agreement) or limit its services, supplies or materials to the Purchaser or such Operating Subsidiary, or its usage or purchase of the services and products the Purchaser or such Operating Subsidiary and, to the Knowledge of the Parent, no such supplier or customer has any intention to do so.

3.16 Affiliate Relationships. Except for the Stockholders’ Agreement, or as set forth on Schedule 3.16, neither the stockholders, officers or directors of the Parent, nor, to the Knowledge of the Parent, any of their Affiliates, is a party to any agreement, contract or transaction with the Parent or which pertains to the business or property of the Parent, other than salaries and employee benefits in the Ordinary Course of Business of the Parent. Neither the stockholders, officers nor directors of the Parent, nor, to the Knowledge of the Parent, any of their Affiliates owns any asset that is used by the Parent in the operation of its business.

3.17 Certain Business Relationships. Neither the Parent, any Operating Subsidiary, nor any Person acting on their behalf, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the business of the Parent which (a) might subject the Parent to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have constituted a Buyer Material Adverse Change, or (c) if not continued in the future, might constitute a Buyer Material Adverse Change or subject the Parent or any Operating Subsidiary to suit or penalty in any private or governmental litigation or proceeding.

3.18 Intellectual Property. The Parent and the Operating Subsidiaries have such rights of ownership in or are licensed to use all material Intellectual Property Rights as are necessary for or used in the operation of its business (the “Buyer IP”). To the Knowledge of the Parent, neither the Parent nor any Operating Subsidiary has interfered with, infringed upon, or misappropriated any Intellectual Property Rights of any other Person, except where such infringement or misappropriation would not result in a Buyer Material Adverse Change. The Parent and the Operating Subsidiaries have the exclusive right to use the Buyer IP (other than off-the-shelf software purchased for use in day-to-day operations of the Parent and Operating Subsidiaries). Neither the Parent nor any Operating Subsidiary has granted any license or sublicense of any rights under or with respect to the Buyer IP.

3.19 Compliance with Contracts. The Seller has been furnished with access to correct and complete copies of each Buyer Material Contract. With respect to each Buyer Material Contract, (a) such agreement is in full force and effect and is valid and enforceable against the Parent or an Operating Subsidiary, as applicable, and, to the Knowledge of the Parent, the other parties thereto, (b) such Buyer Material Contract will not terminate as a result of this Agreement, except where such termination would not result in a Buyer Material Adverse Change, (c) neither the Parent nor the Operating Company that is party thereto, is in material default under such Buyer Material Contract and no event has occurred which, with notice or the passage of time, would constitute such a material default, and (d) to the Knowledge of the Parent, no other party is in material default under such Buyer Material Contract.

3.20 Employee Benefits. Schedule 3.20 lists each material Benefit Plan maintained by the Parent or any Operating Subsidiary to which such party contributes or has contributed (the “Buyer Plans”). The Parent, the Operating Companies and each ERISA Affiliate thereof (a) have paid all payments, premiums, Taxes, reimbursements or contributions due under each Buyer Plan, have recorded on their books all amounts accrued as liabilities with respect to each Buyer Plan, and have funded each Buyer Plan as required by the plan and Applicable Law, (b) have materially performed all obligations required to be performed under, and are not in material default under or violation of, any Buyer Plan, (c) are in material compliance in form and operation with requirements of ERISA, the Code and Applicable Law with respect to the Buyer Plans, (d) have no existing or, to the Knowledge of the Parent, threatened actions, suits or claims (other than routine claims for benefits) with respect to any Buyer Plan or the administration thereof, nor has any event occurred which could give rise to such a claim, (e) have not completely or partially terminated or withdrawn from any Buyer Plan, (f) have not incurred, nor reasonably expect to incur, any liability to the Pension Benefit Guaranty Corporation, and (g) except as required by Applicable Law, have no obligation to contribute to or liability in respect of any Multiemployer Plan or Defined Benefit Plan (as defined under ERISA and the Code) or to provide benefits to retirees or persons who are not current employees and their dependents.

3.21 Employment Matters. To the Knowledge of the Parent, no key employee or group of employees plans to terminate employment with the Parent or any Operating Subsidiary following the Closing. Except as set forth on Schedule 3.21, neither the Parent nor any Operating Subsidiary is and, in the past three (3) years has not been a party to any collective bargaining or other labor Contract. There is not now existing or, to the Knowledge of the Parent, threatened, and has not previously been, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters that resulted in a Buyer Material Adverse Change or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Neither the Parent nor any Operating Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws, except as would not result in a Buyer Material Adverse Change.

3.22 Inventory. The Operating Subsidiaries’ Inventory (in the aggregate, the “Buyer Inventory”) is generally free of material defect, is of a quality and quantity usable and salable in the Ordinary Course of Business of the Operating Subsidiaries, except for obsolete items which have been written off or, reserved for or written down to net realizable value in the Parent Financial Statements or on the accounting records of the Operating Subsidiaries as of the Closing Date. Except as would not result in a Buyer Material Adverse Change, the Buyer Inventory is not excessive in the present circumstances of the Operating Subsidiaries’ business and can be used or consumed in the Ordinary Course of Business of the Operating Subsidiaries.

3.23 Insurance. The Parent and the Operating Companies maintain insurance in scope and amount consistent with their respective past practice.

3.24 Real and Personal Property. The Parent and the Operating Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material assets (both real and personal property) used by it or located on its premises. All of the Operating Subsidiaries’ material tangible assets are in operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business of such Operating Subsidiary, except as would not result in a Buyer Material Adverse Change. The Operating Subsidiaries own or have a valid leasehold interest in, all of the material assets used in the business of the Buyer Parties.

3.25 Environmental.

(a) Hazardous Materials. Except in the Ordinary Course of Business of the Parent and in material compliance with Environmental Laws, no Hazardous Materials are or have been located on or about any real properties now or previously leased by the Parent or have been released by it into the environment, or have been discharged, treated, managed, recycled, placed or disposed of by it or another Person at, on or under any real properties now or currently leased by it, except as would not result in a Buyer Material Adverse Change. No Hazardous Materials have been disposed of by the Parent at any off-site waste disposal, except as would not result in a Buyer Material Adverse Change.

(b) Legal Proceedings and Investigations. Except as would not result in a Buyer Material Adverse Change, no investigation, administrative order or notice, consent order, litigation, or environmental claim with respect to Hazardous Materials or the violation of Environmental Laws is pending or threatened against Parent or any Operating Subsidiary, with respect to any real properties now or previously leased by Parent or any Operating Subsidiary, or with respect to any off-site waste disposal to which waste of Parent or any Operating Subsidiary has been taken. None of Parent or any Operating Subsidiary have received any summons, citation, order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Environmental Laws arising out of or with respect to any real properties leased by Parent or any Operating Subsidiary or the operation of the business of Parent or any Operating Subsidiary that, if adversely determined, would result in a Buyer Material Adverse Change.

3.26 Purchase Price Shares. At Closing, the Purchase Price Shares will have been duly and validly authorized and issued by the Parent, shall be fully paid and non-assessable, shall have been issued in compliance with applicable securities Laws or exemptions therefrom (assuming the accuracy of the representations of the Seller herein), shall not be issued in violation of any preemptive rights of any stockholder of the Parent and shall be issued and delivered by the Parent to the Seller pursuant to this Agreement free of any Liens, subject to the restrictions set forth herein, in the Stockholders’ Agreement and applicable securities Laws.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

REGARDING THE ACQUIRED COMPANIES

The Seller represents and warrants to the Buyer Parties that the statements contained in this Section 4 are complete and correct as of the date of this Agreement. The term “material”, when used in connection with the Acquired Companies, shall mean an agreement, matter, event or occurrence with respect to any Acquired Company involving an annual amount equal to or in excess of $50,000.

4.1 Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia. Thermal is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Ohio. Mid South is a corporation duly organized, validly existing and in good standing under the laws of the state of Georgia. Total Comfort is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia. The Acquired Companies are duly qualified to conduct business and are in good standing in each jurisdiction in which either the ownership of their properties or the nature of their activities requires it to be so qualified, except where the failure to so qualify would not result in a Seller Material Adverse Change. The Seller has furnished to the Purchaser correct and complete copies of the Acquired Companies’ Charter Documents and any other agreements affecting their governance, all as in effect on the date of this Agreement.

4.2 Corporate Power. The Acquired Companies have full corporate power and authority to own, lease and operate their assets and to carry on their business as presently conducted.

4.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement and each other document in connection herewith do not and will not (a) conflict with or violate any Applicable Law or any judgment, order, or decree to which the Acquired Companies are subject, (b) violate or conflict with the provisions of the Acquired Companies’ Charter Documents, or (c) result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any (i) material obligation on the part of any of the Acquired Companies or (ii) Lien on any of the Acquired Companies’ assets or properties pursuant to, any Seller Material Contract or any other material instrument or agreement to which any Acquired Company is a party or by which any assets of any Acquired Company are bound. Other than those obtained at, or prior to, Closing, and except as set forth on Schedule 4.3, no Acquired Company needs to obtain any consent, approval, authorization, order or permit of, or make any declaration, registration or filing with, or notification to, any Governmental Authority or any other Person in order for the parties to consummate the transactions contemplated by this Agreement.

4.4 Capitalization. Schedule 4.4 sets forth the total authorized Capital Stock of each Acquired Company, identifying each class of shares (including treasury shares), the par value thereof, the issued and outstanding shares of each class, and the record ownership of such shares. The issued and outstanding Capital Stock of each Acquired Company is (a) duly authorized, validly issued, fully paid and non-assessable, (b) issued in compliance with Applicable Law, and (c) issued in compliance with applicable preemptive, preferential or contractual rights. There are no outstanding options, subscriptions, warrants, purchase rights, preemptive rights, conversion rights, redemption rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by any Acquired Company. Except as set forth on Schedule 4.4, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company. There is no irrevocable proxy, voting trust, close corporation agreement or similar agreement with respect to the exercise of the voting power of any Acquired Company.

4.5 Subsidiaries and Joint Ventures. Except for the Acquired Companies, neither the Seller nor any Acquired Company owns or has any obligation to acquire any Capital Stock in any other Person, and is not a partner, member or participant in any partnership, limited liability company, joint venture, association or similar arrangement.

4.6 Books and Records. The books of account, asset ledgers, inventory ledgers, minute books, stock ledgers, and other records of the Acquired Companies, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained on a consistent basis in accordance with commercially reasonable business practices. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and actions taken by, the Acquired Companies’ equity holders and Board of Directors or Managers, as applicable.

4.7 Financial Statements. Schedule 4.7 consists of the following financial statements (collectively the “Company Financial Statements”): the audited consolidated financial statements of the Acquired Companies as of and for the fiscal years ended December 31, 2010 and December 31, 2011 (collectively, the “Company Audited Financial Statements”), and the unaudited consolidated financial statements of the Acquired Companies as of and for the six (6) month period ended June 30, 2012 (the “Company Interim Statements”). The Company Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. The Company Interim Statements, subject to the absence of normal year-end adjustments and the disclosures normally made in footnotes, have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and the results of operations for the periods then ended. Except as set forth on Schedule 4.7, the Acquired Companies’ books of account accurately reflect all items of income and expense (including accruals) and all of the Acquired Companies’ assets and liabilities in accordance with normal accrual accounting practices. The balance sheet as of June 30, 2012, which is included in the Company Interim Statements, is referred to herein as the “Company Acquisition Balance Sheet.”

4.8 Liabilities. The Acquired Companies have no material liabilities that would be required by GAAP to be disclosed on the Company Acquisition Balance Sheet except for (a) liabilities disclosed, reflected or reserved against thereon and (b) liabilities incurred since the date of the Company Acquisition Balance Sheet in the Ordinary Course of Business of the Acquired Companies.

4.9 Recent Events. Since June 30, 2012, except as set forth on Schedule 4.9, there has not been a Seller Material Adverse Change, no event has occurred or circumstance exists that could reasonably be expected to result in a Seller Material Adverse Change, and there is not and has not occurred any:

(a) change in or issuance or sale of any Acquired Company’s authorized or issued Capital Stock; issuance of any security convertible into such Capital Stock; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of such Acquired Company’s Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of such Acquired Company’s Capital Stock;

(b) amendment to any Acquired Company’s Charter Documents;

(c) other than in the Ordinary Course of Business, increase (or promise of any increase) of any bonuses, salaries, benefits, or other compensation to any shareholder, director, officer, or employee of any Acquired Company or entry by any Acquired Company into any employment, severance, or similar Contract with any of such Acquired Company’s shareholders, directors, officers, or employees;

(d) adoption of, modification of, termination of or increase in the payments to or benefits under, any Company Benefit Plan (as defined herein below);

(e) other than in the Ordinary Course of Business, any capital expenditure (or series of capital expenditures) by any Acquired Company involving more than $50,000;

(f) any loan to or acquisition of the assets or securities of any other Person by any Acquired Company other than in the Ordinary Course of Business of such Acquired Company;

(g) any delay or postponement in the payment of any material accounts payable or other material liabilities of any Acquired Company outside the Ordinary Course of Business of such Acquired Company;

(h) damage to or destruction or loss of any material asset of any Acquired Company, and not covered by insurance (other than ordinary wear and tear);

(i) entry into, modification of, termination of, or acceleration of (i) a Seller Material Contract, or (ii) any transaction, arrangement or Contract with any officer, director, employee or shareholder of any Acquired Company;

(j) the sale (other than sales of Seller Inventory (defined below) in the Ordinary Course of Business of the Acquired Companies), lease, or other disposition or transfer of any material portion of the Acquired Companies’ tangible or intangible assets;

(k) mortgage, pledge, security interest or imposition of any Lien on any of the Acquired Companies’ tangible or intangible assets, except for immaterial Liens that do not individually or in the aggregate exceed $20,000;

(l) cancellation, compromise, waiver or release of any material claims or rights (or series of claims or rights) by an Acquired Company or outside the Ordinary Course of Business of such Acquired Company;

(m) material change in accounting methods used by any Acquired Company;

(n) agreement or transaction by any Acquired Company outside the Ordinary Course of Business of such Acquired Company; or

(o) notice or agreement, whether oral or written, to do any of the foregoing.

4.10 Accounts Receivable. Schedule 4.10 is an aging schedule as of July 31, 2012, of all accounts receivable of the Acquired Companies. All of such accounts receivable arose in the Ordinary Course of Business of the applicable Acquired Company, and to the Knowledge of the Seller, are subject to no defenses, offsets or counterclaims that have not been considered in establishing the “bad debt” reserves related to the accounts receivable, and reflect goods actually sold and delivered or services rendered in the Ordinary Course of Business of the applicable Acquired Company. To the Knowledge of the Seller, the accounts receivable are collectible in accordance with the terms thereof and at the full face amount thereof, net of “bad debt” reserves shown on the Company Acquisition Balance Sheet or on the accounting records of Seller as of the Closing Date (which reserves are, to the Knowledge of the Seller, adequate and are calculated in accordance with GAAP applied on a consistent basis and do not represent a greater percentage of the accounts receivable than the reserve reflected in the Company Acquisition Balance Sheet).

4.11 Compliance with Laws. The Acquired Companies have materially complied and are currently in material compliance with all Applicable Laws, including but not limited to employment laws, except where such non-compliance would not result in a Seller Material Adverse Change. No written notice, claim, charge or complaint has been received by any Acquired Company alleging material noncompliance which remains uncured as of the date hereof.

4.12 Licenses and Permits. The Acquired Companies have obtained all material licenses, permits and other governmental authorizations necessary to own their assets and conduct their respective businesses as presently conducted, except where the failure to obtain any such license, permit or authorization would not result in a Seller Material Adverse Change. All of such licenses, permits and authorizations are in full force and effect. No material violation or remedial obligation exists in respect of any such license or permit. No proceeding is pending, or to the Knowledge of the Seller, threatened to revoke or limit any such license, permit or authorization.

4.13 Litigation. Except as set forth on Schedule 4.13, there is no claim, litigation, investigation or proceeding pending or, to the Knowledge of the Seller, threatened by or against any Acquired Company, including without limitation claims relating to products sold or services performed by any Acquired Company and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such claims or proceedings. Except as set forth on Schedule 4.13, there are no pending or, to the Knowledge of the Seller, threatened controversies, grievances or claims by any employee or former employee of any Acquired Company with respect to their employment, compensation, benefits or working conditions.

4.14 Taxes.

(a) The Acquired Companies have timely filed all Tax Returns required by Applicable Law, and all such Tax Returns were correct and complete in all respects, except where the failure to be correct and complete would not reasonably be expected to result in any Tax liability, including without limitation, penalties, fines and interest thereon, to any of the Acquired Companies of more than $50,000. The Acquired Companies have paid, or made adequate reserves for the payment of, all Taxes that have been or are accrued, due or levied, and there are no material assessed Tax deficiencies against any Acquired Company or any basis upon which any additional Taxes could be assessed. No examination, audit, dispute or claim respecting any Acquired Company’s Tax Returns or Tax liability has occurred, is in progress, or to the Knowledge of the Seller, is being proposed, threatened or discussed. Each Acquired Company has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of federal income tax pursuant to the Code.

(b) The Acquired Companies have not given or been requested to give waivers or extensions of any statute of limitations relating to Taxes or Tax Returns.

(c) The charges, accruals, and reserves for income Taxes (i) are based on pre-tax profits reflected on the Company Financial Statements and calculated using applicable statutory rates and (ii) are at least equal to the Acquired Companies’ liability for Taxes. There is no proposed Tax assessment against any Acquired Company except as disclosed in the Company Financial Statements. All Taxes that any Acquired Company is or was required to withhold or collect (including employment Taxes) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

4.15 Suppliers and Customers. To the Knowledge of Seller, the Acquired Companies have good commercial working relationships with their respective customers and suppliers. Except for announced, industry-wide pricing and supply changes, none of the suppliers or customers of more than 10% of any Acquired Company’s services, supplies or materials has notified such Acquired Company that it intends to terminate or otherwise substantially modify its relationship with such Acquired Company or limit its services, supplies or materials to such Acquired Company, or its usage or purchase of the services and products of such Acquired Company, and to the Knowledge of the Seller, no such supplier or customer has any intention to do so.

4.16 Affiliate Relationships. Except as set forth on Schedule 4.16, neither the stockholders, officers or directors of any Acquired Company, nor, to the Knowledge of the Seller, any of their respective Affiliates, is a party to any agreement, contract or transaction with any Acquired Company or which pertains to the business or property of any Acquired Company, other than salaries and employee benefits in the Ordinary Course of Business of such Acquired

Company. Except as set forth on Schedule 4.16, neither the stockholders, officers nor directors of any Acquired Company, nor, to the Knowledge of the Seller, any of their respective Affiliates owns any asset that is used by any Acquired Company in the operation of its business.

4.17 Certain Business Relationships. No Acquired Company, nor any Person acting on behalf of such Acquired Company, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder the business of such Acquired Company which (a) might subject such Acquired Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have constituted a Seller Material Adverse Change, or (c) if not continued in the future, might constitute a Seller Material Adverse Change or subject such Acquired Company to suit or penalty in any private or governmental litigation or proceeding.

4.18 Intellectual Property. Schedule 4.18 lists all Intellectual Property Rights owned or used by any Acquired Company or in which any Acquired Company has any rights or licenses (the “Acquired Company IP”). The Acquired Companies have such rights of ownership in or are licensed to use the material Acquired Company IP as are necessary for the operation of their business. To the Knowledge of Seller, no Acquired Company has interfered with, infringed upon, or misappropriated any Intellectual Property Rights of any other Person, except where such infringement or misappropriation would not result in a Seller Material Adverse Change, and no Acquired Company has received any written claim or notice alleging such action. Except as otherwise set forth on Schedule 4.18, the Acquired Companies have the right to use the Acquired Company IP (other than off-the-shelf software purchased for use in day-to-day operations of the Acquired Companies). Except as otherwise set forth on Schedule 4.18, the Acquired Companies have not granted any license or sublicense of any rights under or with respect to the Acquired Company IP.

4.19 Contracts Generally. Schedule 4.19 contains a complete and accurate list of all of the Seller Material Contracts to which any Acquired Company is a party or pursuant to which any Acquired Company has any direct or indirect liability. The Purchaser has been furnished with access to correct and complete copies of each such Seller Material Contract. Since the date of the Company Acquisition Balance Sheet, there has been no modification or termination of any such Seller Material Contract.

4.20 Compliance with Contracts. With respect to each Seller Material Contract identified in Schedule 4.19, (a) such agreement is in full force and effect and is valid and enforceable against the applicable Acquired Company and, to the Knowledge of the Seller, the other parties thereto, (b) such Seller Material Contract will not terminate as a result of this Agreement, except where such termination would not result in a Seller Material Adverse Change, (c) the applicable Acquired Company is not in material default under such Seller Material Contract and to the Knowledge of the Seller, no event has occurred which, with notice or the passage of time, would constitute such a material default, and (d) to the Knowledge of the Seller, no other party is in material default under such Seller Material Contract.

4.21 Product Liability. No Acquired Company has any liability (and there is no basis for any present or future demand, action or proceeding giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, installed, used or delivered by any Acquired Company or any service provided by any Acquired Company (including installation), except that would not reasonably be expected to result in aggregate damages to any Acquired Company in excess of $50,000 over and above any available insurance coverage, including any excess coverage. No Acquired Company has manufactured, distributed, sold or installed any products containing asbestos.

4.22 Employee Benefits. Schedule 4.22 lists each Benefit Plan maintained by the Acquired Companies or to which any Acquired Company contributes or has any liability to contribute (the “Company Plans”). The Acquired Companies and each ERISA Affiliate of the Acquired Companies (a) have paid all payments, premiums, Taxes, reimbursements or contributions due under each Company Plan, have recorded on their books all amounts accrued as liabilities with respect to each Company Plan, and have funded each Company Plan as required by the plan and Applicable Law, (b) have materially performed all obligations required to be performed under, and are not in material default under or violation of, any Company Plan, (c) are in material compliance in form and operation with requirements of ERISA, the Code and Applicable Law with respect to the Company Plans, (d) have no existing or, to the Knowledge of the Seller, threatened actions, suits or claims (other than routine claims for benefits) with respect to any Company Plan or the administration thereof, nor has any event occurred which could give rise to such a claim, (e) have not completely or partially terminated or withdrawn from any Company Plan, (f) have not incurred, nor reasonably expect to incur, any liability to the Pension Benefit Guaranty Corporation, and (g) have no obligation to contribute to or liability in respect of any Multiemployer Plan or Defined Benefit Plan (as defined under ERISA and the Code) or to provide benefits to retirees or persons who are not current employees and their dependents (other than as required under Applicable Law). Without limiting the generality of the above, the Acquired Companies and each ERISA Affiliate of the Acquired Companies have complied, in all material respects, with and paid all material payments, premiums, Taxes, reimbursements or contributions due under, any and all collective bargaining agreements to which any Acquired Company is a party.

4.23 Employment Matters. To the Knowledge of the Seller, no key employee or group of employees plans to terminate employment with the Acquired Companies following the Closing. To the Knowledge of the Seller, no employee is bound by a nondisclosure or noncompetition covenant that restricts or affects such employee’s employment with the applicable Acquired Company. Except as set forth on Schedule 4.23, none of the employees of the Acquired Companies’ have an employment agreement that either provides for any term of employment other than “at will” or obligates any Acquired Company to pay severance under any circumstance. Except as set forth on Schedule 4.23, no Acquired Company is and has not been a party to any collective bargaining or other labor Contract. There is not now existing or, to the Knowledge of the Seller, threatened in writing, and has not previously been, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. The Acquired Companies have complied in all respects with all Applicable Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, hiring, wages, hours, benefits, collective bargaining, the payment of social security and other employment taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws, except as would not individually or in the aggregate be material. The Acquired Companies have paid or accrued all wages and compensation due to employees, including vacations and vacation pay, holiday pay, sick pay and bonuses.

4.24 Inventory. The Acquired Companies’ Inventory (in the aggregate, the “Seller Inventory”) is generally free of material defect, is of a quality and quantity usable and salable in the Ordinary Course of Business of the Acquired Companies, except for obsolete items which have been written off or, reserved for or written down to net realizable value in the Company Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date. Except as would not result in a Seller Material Adverse Change, the Seller Inventory is not excessive in the present circumstances of the Acquired Companies’ business and can be used or consumed in the Ordinary Course of Business of the Acquired Companies.

4.25 Insurance. Schedule 4.25 lists all insurance policies presently maintained by the Acquired Companies, showing the issuer, types of coverage, policy expiration dates, current premiums, policy numbers and policy limits as to each such policy. All such policies are in full force and effect, and no Acquired Company is in default with respect to its respective obligations under such policies. Complete and correct copies of such policies and loss runs related thereto have been made available to the Purchaser. The Acquired Companies have been covered during the period of its existence and operations by insurance in scope and amount customary and reasonable in the industry. Except as set forth on Schedule 4.25, there are no pending claims against any Acquired Company for personal injuries, products liability, property or other damage under any insurance policy heretofore or presently issued to any Acquired Company, or any claims as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. No Acquired Company has any self insurance arrangements, other than deductibles under the insurance policies.

4.26 Real and Personal Property. No Acquired Company owns any real property. The Seller has delivered to the Purchaser correct and complete copies of the leases for all real property leased by any Acquired Company. Each such lease will continue to be in full force and effect following the consummation of the transactions contemplated hereby. Each Acquired Company has good and marketable title to, or a valid leasehold interest in, the assets used by it or located on its premises free and clear of all Liens, except for Permitted Liens and such Liens as shall be fully released and canceled as of the Closing Date or approved in writing by the Purchaser. All of the Acquired Companies’ tangible assets currently used in the operations of the Acquired Companies are in operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business of the Acquired Companies.

4.27 Environmental.

(a) Hazardous Materials. Except in the Ordinary Course of Business of such Acquired Company, in compliance with Environmental Laws or otherwise disclosed in the Purchaser Environmental Reports, no Hazardous Materials are or have been located on or about any real properties now or previously leased by any Acquired Company or have to the Knowledge of the Seller been released by it into the environment, or have to the Knowledge of the Seller been discharged, treated, managed, recycled, placed or disposed of by it or another Person at, on or under any real properties now or currently leased by it. Except as disclosed in the Purchaser Environmental Reports, no Hazardous Materials have to the Knowledge of the Seller been disposed of by any Acquired Company at any off-site waste disposal, and no storage tanks, whether above ground or underground, are to the Knowledge of Seller, located on or under any real property leased by any Acquired Company.

(b) Legal Proceedings and Investigations. No investigation, administrative order or notice, consent order, litigation, or environmental claim with respect to Hazardous Materials or the violation of Environmental Laws is in existence or, to the Knowledge of the Seller, threatened or proposed, with respect to any real properties now or previously leased by any Acquired Company, or with respect to any off-site waste disposal to which waste of any Acquired Company has been taken. Within the past three (3) years, the Acquired Companies have not received any summons, citation, order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Environmental Laws arising out of or with respect to any real properties now or previously leased by any Acquired Company or the operation of the business of any Acquired Company.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PURCHASER

REGARDING THE TRANSACTION

5.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer Parties that the statements contained in this Section 5.1 are complete and correct as of the date of this Agreement.

(a) Authority and Capacity. The Seller has full power, capacity and authority to execute, deliver, and perform its obligations under this Agreement and each agreement and document to be executed and delivered by the Seller in connection herewith. This Agreement and each agreement and document to be executed and delivered by the Seller have been duly executed and delivered by the Seller, and each constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws relating to debtor relief and general principles of equity.

(b) No Conflicts. The execution, delivery and performance of this Agreement and each other document to be executed and delivered by the Seller in connection herewith do not and will not (a) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which the Seller is subject, or (b) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or any other instrument or agreement to which the Seller is a party or by which the Seller is bound.

(c) Consents. Other than those obtained prior to Closing, no consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement and the other agreements, instruments or documents to be delivered by or on behalf of the Seller, or the consummation of any transaction contemplated hereby or thereby.

(d) Ownership of Acquired Interests. The Seller is the sole legal, record and beneficial owner of, and has good and marketable title to, the Acquired Interests free and clear of any restriction on transfer (other than under federal and state securities laws), Lien, or adverse claim thereon. Upon transfer of the Acquired Interests to Purchaser in accordance with this Agreement, Purchaser will receive valid title to the Acquired Interests, free and clear of all Liens.

(e) Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

(f) Securities Matters.

(i) The Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”). With respect to the Purchase Price Shares, the Seller understands that the Purchase Price Shares issuable hereunder are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the Parent is relying in part upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understanding of the Seller set forth in this Section 5.6 in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Purchase Price Shares hereunder.

(ii) The Seller acknowledges that the Parent has made available to the Seller and its advisors the opportunity to obtain all documents and information they may request concerning the Parent and its business and plans in order to evaluate the merits and risks of the Seller’s investment in the Purchase Price Shares and the opportunity to ask questions of and receive answers from representatives of the Parent concerning such business and plans and the transactions contemplated hereby. The Seller acknowledges that the Parent has answered to the complete satisfaction of the Seller all inquiries which the Seller has made of it, and has furnished to the Seller any and all documents or other information requested from it, concerning the Parent, its business and financial condition or any other matter relating to the transactions contemplated hereby, including, without limitation the Purchase Price Shares. The Seller has been informed, understands and acknowledges that its investment in the Purchase Price Shares is a speculative investment and involves a high degree of risk and that the amount realized on such investment may be less than the amount invested. The Seller has extensive experience in making investments of the type contemplated hereby, and in evaluating its investment in the Purchase Price Shares the Seller has consulted with the Seller’s own investment, legal and Tax advisors and has concluded that such investment in the Purchase Price Shares is not inconsistent with and is appropriate in light of the Seller’s overall investment objectives, financial condition and liquidity requirements. The Seller is familiar with the nature of and risks attendant to an investment of the type contemplated hereby, the Tax aspects of an investment of such type, and is financially and otherwise capable of bearing the economic risk of such investment and can afford the loss of the total amount of such investment.

(iii) The Seller does not have any present agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchase Price Shares in a transaction that would violate the 1933 Act or any state securities Laws.

(iv) The Seller understands and acknowledges that: (i) the Purchase Price Shares have not been registered under the 1933 Act or any state securities laws in reliance upon specific exemptions thereunder for transactions not involving any public offering, and the availability of such exemptions depends in part upon the accuracy of the Seller’s representations and warranties herein; (ii) the 1933 Act and applicable state securities laws, as well as the terms of the Stockholders’ Agreement, impose substantial restrictions on the transferability of the Purchase Price Shares; (iii) no market presently exists for the Purchase Price Shares and there can be no assurance that any such market will develop; and (iv) the Seller may be unable to liquidate its investment in the Purchase Price Shares and as a result may have to hold the Purchase Price Shares and bear the economic risk of its investment in the Purchase Price Shares for an indefinite period of time.

(v) The Seller understands that all certificates or other instruments representing the Purchase Price Shares shall bear the following restrictive legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.”

5.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Acquired Companies that the statements contained in this Section 5.2 are complete and correct as of the date of this Agreement.

(a) Authority and Capacity. The Purchaser has full power, capacity and authority to execute, deliver, and perform its obligations under this Agreement and each agreement and document to be executed and delivered by the Purchaser in connection herewith. This Agreement and each agreement and document to be executed and delivered by the Purchaser have been duly executed and delivered by the Purchaser, and each constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws relating to debtor relief and general principles of equity.

(b) Brokers. No Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Purchaser, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 6

CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Close. The obligation of the parties to purchase and sell the Acquired Interests is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, except that a party may not waive its own failure):

(a) Execution and Delivery of Documents. Each of the following items shall have been duly executed and delivered by the parties thereto: (i) this Agreement, (ii) the Restrictive Covenant Agreements and (iii) the Guardian Agreement.

(b) No Litigation. No action, suit, or proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree, or ruling would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Purchaser to acquire the Acquired Interests, or (iv) result in a Seller Material Adverse Change (and no such injunction, judgment, order, decree, or ruling shall be in effect).

(c) Consents. Each party shall have obtained all governmental and third party authorizations, consents or approvals required to be obtained by it that are necessary for the consummation of the transactions contemplated herein.

All actions to be taken by each party and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the receiving party.

6.2 Additional Conditions to the Purchaser’s Obligation to Close. The obligation of the Purchaser to purchase the Acquired Interests is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part by the Purchaser):

(a) the Purchaser shall have received the written resignation, effective as of the Closing, of each director, officer and limited liability company manager of each of the Company, Thermal and Mid South, except as otherwise agreed to by the parties;

(b) the Seller shall have delivered to the Purchaser the original minute books and stock ledgers of the Acquired Companies;

(c) the Seller shall have caused the owner of the Acquired Companies’ domain name(s) and website(s) to execute documents necessary to transfer ownership and control thereof to the Purchaser or its Affiliates; provided, however, that the Seller shall deliver the documents evidencing the transfer of TCIcon.com to the Purchaser no later than fourteen (14) days after the Closing;

(d) the Acquired Companies shall have received, and delivered to the Purchaser, releases of all Liens and Uniform Commercial Code termination statements from its secured lenders and lienholders;

(e) the Seller shall have executed and delivered a counterpart signature page to the Stockholders’ Agreement;

(f) each of the individuals listed on Schedule 6.2(f) hereof shall have executed and delivered a new noncompetition agreement in a form acceptable to the Purchaser; and

(g) the Seller shall have executed and delivered a Manager’s Certificate executed by the Manager of the Seller, certifying: (i) a certified copy of its certificate of formation, (ii) a certificate of existence from the Secretary of State of Georgia, (iii) its operating agreement, and (iv) the resolutions of its managers and members approving this Agreement and the transactions contemplated hereby.

6.3 Additional Conditions to the Seller’s Obligation to Close. The obligation of the Seller to sell the Acquired Interests is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part by the Seller):

(a) the Parent shall have executed and delivered a joinder agreement to the Stockholders’ Agreement;

(b) each of the Buyer Parties shall have executed and delivered a Manager’s or Secretary’s Certificate executed by the Manager or Secretary of such Buyer Party, as applicable, certifying: (i) a certified copy of its certificate of formation or incorporation, (ii) a certificate of existence or good standing from the Secretary of State of the state of its formation or incorporation, (iii) its operating agreement or bylaws, and (iv) the resolutions of its managers and members or directors and shareholders approving this Agreement and the transactions contemplated hereby; and

(c) the Seller shall have received the Purchase Price Shares from the Parent.

SECTION 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement and any certificate delivered in connection herewith shall survive the Closing for a period of twenty-four (24) months; provided, however, that the Buyer Fundamental Representations, the Seller Fundamental Representations, and the representations and warranties in Sections 3.14 (Taxes), 3.20 (Employee Benefits), 3.25 Environmental, 4.14 (Taxes), 4.22 (Employee Benefits) and 4.27 (Environmental) shall survive until sixty (60) days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections. Notwithstanding the preceding sentence, if written notice of a claim for breach of a representation or warranty is given by the Seller or the Buyer Parties to the other party(ies) prior to the expiration of the applicable survival period set forth herein, the liability for such breach shall continue until it shall have been finally settled, decided or adjudicated pursuant hereto. No investigation made by a party shall be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein.

7.2 Indemnification by the Seller. Subject to Sections 7.6 and 7.7, the Seller shall defend, indemnify and hold harmless the Buyer Parties and the Acquired Companies and their respective directors, officers, employees, stockholders, members, partners, Affiliates, and successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against and pay or reimburse the Purchaser Indemnified Parties for any and all Indemnified Losses resulting from, relating to, or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Seller herein or in any certificate or other document executed and delivered in connection herewith; provided, however, that notwithstanding anything contained herein to the contrary, the disclosure contained in the Purchaser Environmental Reports shall for all purposes of this Agreement be disregarded for purposes of determining if there is any inaccuracy in or breach of Seller’s representation or warranty in Section 4.27 (Environmental);

(b) any breach of any covenant or obligation of the Seller pursuant to this Agreement or any other document executed and delivered in connection herewith;

(c) any Taxes of any Acquired Company (or any member or other equity holder thereof) unpaid and due and payable (without regard to any extensions of time to file obtained in connection therewith) as of the Closing Date;

(d) any debts, obligations, trade payables or other liabilities, including, without limitation, Tax liabilities, of any Acquired Company that are required by GAAP to be reflected or reserved against on the Company Acquisition Balance Sheet as of June 30, 2012 and which are not so reflected or reserved against;

(e) any obligations or other liabilities of any Acquired Company related to any change of control or other payments or obligations arising under or related to the Company’s Phantom Interest Plan, dated July 2, 2008, or any other similar agreement;

(f) fees, expenses or claims of any broker, finder, or other Person acting in a similar capacity on behalf of the Seller or any Acquired Company in connection with the transactions herein contemplated; and

(g) any additional income taxes (whether federal or state) payable by the Company for the year ended December 31, 2011 based upon a tax authority’s recharacterization of reported transactions.

7.3 Indemnification by the Buyer Parties. Subject to Sections 7.6 and 7.7, the Buyer Parties shall jointly and severally defend, indemnify and hold harmless the Seller and its officers, employees, members, partners, Affiliates, and successors and assigns (the “Seller Indemnified Parties”) from and against and pay or reimburse the Seller Indemnified Parties for any and all Indemnified Losses resulting from, relating to, or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Buyer Parties herein or in any certificate or other document executed and delivered in connection herewith;

(b) any breach of any covenant or obligation of the Buyer Parties pursuant to this Agreement or any other document executed and delivered in connection herewith; and

(c) fees, expenses or claims of any broker, finder, or other Person acting in a similar capacity on behalf of the Buyer Parties in connection with the transactions herein contemplated.

7.4 Third Party Claims.

(a) If any legal or administrative proceedings shall be instituted or any claim is asserted by any third party in respect of which either the Purchaser Indemnified Parties or the Seller Indemnified Parties (as applicable, the “Indemnified Party”) may be entitled to indemnity hereunder, the Indemnified Party shall give the party or parties from whom indemnity is sought (the “Indemnifying Party”) written notice thereof and copies of any documents in its possession which relate to such third-party claim, action or proceeding. A delay in giving notice shall only relieve the Indemnifying Party of liability to the extent the Indemnifying Party suffers actual prejudice because of the delay.

(b) The Indemnifying Party shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Party, unless the proceeding or claim involves only money damages and the Indemnifying Party: (i) irrevocably acknowledges in writing responsibility for and agrees to indemnify the Indemnified Party for such damages, and (ii) furnishes reasonable evidence of its financial ability to indemnify the Indemnified Party, in which case the Indemnifying Party may assume such control through counsel of its choice and at its expense, provided that the Indemnified Party shall have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a proceeding or claim.

(c) Notwithstanding the foregoing, if the Indemnified Party shall in good faith determine that: (i) the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party could reasonably be expected to affect adversely the Indemnified Party’s reputation, liability or its ability to conduct its business, (ii) that the proceeding could reasonably be expected to result in a criminal proceeding, allegation or investigation against it, or (iii) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that could reasonably be available to the Indemnifying Party in respect to such claim or any litigation relating thereto, the Indemnified Party shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. The parties agree to provide each other with reasonable cooperation in connection with the defense, negotiation or settlement of any such proceeding or claim.

7.5 Non-Third Party Claims.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought stating the reasons for the claim in reasonable detail and the amount of the claim reasonably estimated to the extent known in good faith.

(b) An Indemnifying Party may dispute (as to liability or amount) any such claim by delivering to the Indemnified Party within thirty (30) days after receipt of notice of the claim a notice (“Objection Notice”) that (i) the Indemnifying Party objects to the claim, (ii) the reasons for such objection, set forth in reasonable detail, and (iii) the portion of the claim for which there is an objection and the amount, if any, for which there is no dispute. If an Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days following receipt by the Indemnified Party of the Objection Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction as provided herein.

(c) If no Objection Notice is delivered within such thirty-day period, the amount of the claim shall be deemed established and the amount thereof shall be due to the Indemnified Party. If the Objection Notice does not dispute the entire amount of the claim, the undisputed amount shall be due to the Indemnified Party.

7.6 Satisfaction of Indemnification Obligations.

(a) Satisfaction of the Seller’s Indemnification Obligations. Any indemnification obligation of the Seller may, in the sole option of the Seller (with the written consent of GIS), which option shall be exercised by the Seller and GIS on or before the Election

Date, be entirely and exclusively satisfied by the Seller either (i) in immediately available cash funds or (ii) by surrendering, and the Parent canceling, that number of Purchase Price Shares equal to the aggregate dollar amount of such indemnity obligation (calculated based on the per share Fair Market Value of the Purchase Price Shares as of the date such indemnification obligation arises). If the Seller and GIS do not exercise its option pursuant to the preceding sentence on or before the Election Date, then the Seller and GIS will be deemed to have elected to have the applicable indemnification obligation entirely and exclusively satisfied by the Seller surrendering, and the Parent canceling, the applicable number of Purchase Price Shares in accordance with the terms hereof.

(b) Satisfaction of the Buyer Parties’ Indemnification Obligations. Any indemnification obligation of the Buyer Parties may, in the sole option of the Buyer Parties, which option shall be exercised by the Buyer Parties on or before the Election Date, be entirely and exclusively satisfied by the Parent either (i) in immediately available cash funds or (ii) issuing to the Seller that number of shares of its of common stock, par value $0.01 per share (“Common Stock”), equal to the aggregate dollar amount of such indemnity obligation (calculated based on the per share Fair Market Value of such shares as of the date such indemnification obligation arises). If the Buyer Parties do not exercise their option pursuant to the preceding sentence or before the Election Date, then the Buyer Parties will be deemed to have elected to have the applicable indemnification obligation entirely and exclusively satisfied by the Parent in immediately available cash funds.

7.7 Limitation of Indemnification.

(a) Except for (i) claims for indemnification with respect to any inaccuracy in or breach of any Seller Fundamental Representations, or the representations and warranties in Sections 4.14 (Taxes), 4.22 (Employee Benefits) and 4.27 (Environmental), or (ii) in the case of fraud or intentional misrepresentation, the Purchaser Indemnified Parties shall not be entitled to indemnification for any Indemnified Losses arising under Section 7.2 until the aggregate amount of all of the Purchaser Indemnified Parties’ claims for indemnification exceeds $50,000 (the “Buyer Threshold”) and thereafter the Purchaser Indemnified Parties shall be entitled to indemnification only for amounts in excess of the Buyer Threshold. In addition, no one Claim for indemnification shall be made for less than Five Thousand Dollars ($5,000).

(b) Except for (i) claims for indemnification with respect to any inaccuracy in or breach of any Buyer Fundamental Representations or (ii) in the case of fraud or intentional misrepresentation, the Seller Indemnified Parties shall not be entitled to indemnification for any Indemnified Losses arising under Section 7.3 until the aggregate amount of all of the Seller Indemnified Parties’ claims for indemnification exceeds $50,000 (the “Seller Threshold”) and thereafter the Seller Indemnified Parties shall be entitled to indemnification only for amounts in excess of the Seller Threshold. In addition, no one Claim for indemnification shall be made for less than Five Thousand Dollars ($5,000).

(c) The maximum aggregate indemnification amount to which the Seller Indemnified Parties may be entitled under this Agreement for Indemnified Losses arising under Section 7.3 shall be an amount equal to $1,500,000.00; provided, however, that the limitations in this Section 7.6(c) will not apply to any claims for indemnification (i) with respect to any inaccuracy in or breach of any Buyer Fundamental Representations or (ii) in the case of fraud or intentional misrepresentation.

(d) The maximum aggregate indemnification amount to which the Buyer Indemnified Parties may be entitled under this Agreement for Indemnified Losses arising under Sections 7.2(a), (b) or (d) shall be an amount equal to $1,500,000.00; provided, however, that the limitations in this Section 7.6(d) will not apply to any claims for indemnification (i) with respect to any inaccuracy in or breach of any Seller Fundamental Representations, or the representations and warranties in Sections 4.14 (Taxes), 4.22 (Employee Benefits) and 4.27 (Environmental), or (ii) in the case of fraud or intentional misrepresentation.

(e) Indemnified Losses recoverable hereunder by the Buyer Indemnified Parties as a result of any inaccuracy in or breach of any representation or warranty made by the Seller in Section 4.27 (Environmental) shall be net of the amount of any recoveries actually received by the Buyer Indemnified Parties from the lessor of the subject real property. Prior to seeking indemnification from the Seller for breaches any representation or warranty made by the Seller in Section 4.27 (Environmental), the Buyer Indemnified Parties will first use their commercially reasonable efforts to recover any applicable Indemnified Losses from the lessor of the subject real property; provided, however, that nothing contained herein shall be deemed to create an obligation on the part of the applicable Buyer Indemnified Party to engage in any form of litigation against any such lessor.

(f) Subject to the other applicable limitations set forth in this Section 7.7, the aggregate indemnification amount to which the Buyer Indemnified Parties may be entitled to recover from the Seller under this Agreement for Indemnified Losses arising under Section 7.2 shall be limited to 87.5% of such Indemnified Losses if such Indemnified Losses are the result of both (i) an inaccuracy in or breach of any representation or warranty made by the Seller herein, and (ii) an inaccuracy in or breach of any representation or warranty made by Wesley Thayer in that certain Stock Purchase Agreement dated of even date herewith between Wesley Thayer and the Company (the “Thayer SPA”). For the sake of clarity, the limitation in this Section 7.7(f) shall not limit the Buyer’s or the Company’s ability to collect any amounts it may otherwise be due from Wesley Thayer pursuant to the terms of the Thayer SPA.

7.8 Exclusive Remedy. Each party acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than claims under Section 9.19 or claims of, or causes of action arising from, fraud, intentional misrepresentation, or claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in this Section 7.

SECTION 8

EMPLOYMENT MATTERS

Except as set forth below, from and after the Closing the Parent or an Operating Subsidiary shall provide employees of the Acquired Companies who continue their employment after the Closing (the “Continuing Employees”) with employee benefit plans, programs and policies that are substantially similar in the aggregate to those employee benefits provided to such Continuing Employees by the Seller, or the applicable Acquired Company, immediately prior to Closing. To the extent applicable, the Parent, or an Operating Subsidiary, shall provide the Continuing Employees with service credit under the Parent’s or an Operating Subsidiary’s 401(k)/profit sharing plan in which the Continuing Employees become eligible to participate for such Continuing Employees’ service with the Acquired Companies prior to Closing for the purposes of eligibility, participation and vesting. With respect to any welfare benefit plans maintained by the Parent or an Operating Subsidiary for the benefit of the Continuing Employees on and after the Closing, the Parent or such Operating Subsidiary shall, upon receipt of proper documentation from the applicable Acquired Company’s plan provider, use commercially reasonable efforts to (i) give credit, in determining any deductible limitations, co-payments and out-of-pocket maximums to any amounts paid by such Continuing Employees for the calendar year in which the Closing occurs, with respect to similar plans maintained by the applicable Acquired Company and (ii) with respect to any health benefit plans, ensure that no eligibility waiting periods, evidence of insurability requirements, or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees (except to the extent any such requirement, limitation or exclusion applied prior to the Closing under a similar plan maintained by the applicable Acquired Company). Nothing herein, express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such person’s alternate payees, dependents or beneficiaries or any other person, including, without limitation any Continuing Employee, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

SECTION 9

MISCELLANEOUS

“Definitions”. Capitalized terms used herein and not otherwise defined shall have the meaning specified below, unless otherwise expressly provided or unless the context otherwise requires.

“Affiliate” means, as to any Person, any other Person (i) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, (ii) that has the power directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (iii) any relative by blood or marriage of any such Person.

“Agreement” means this Membership Interest Purchase Agreement, including the Schedules and Exhibits hereto.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, codes, ordinances, licenses, permits, decree, judgment or rule of any Government Authority having jurisdiction over such Person or its business.

“Benefit Plan” means collectively, Welfare Plans, Deferred Plans, ERISA Plans, Pension Plans and any other contract, agreement, plan, arrangement, commitment, or understanding relating to terms of employment, pension, profit sharing, retirement, deferred compensation, stock options, stock purchases, change in control, incentive, bonus, loan, guaranty, vacation, severance, medical insurance, life insurance, disability, and other fringe benefit plan, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Buyer Fundamental Representations” means the representations and warranties in Sections 3.1 (Organization and Good Standing), 3.2 (Corporate Power), 3.4 (Capitalization), 3.24 (Real and Personal Property but only with respect to personal property), 3.26 (Purchase Price Shares) and 5.2(b) (Brokers).

“Buyer Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse effect upon the aggregate assets, business, operations, business prospects or condition (financial or otherwise) of the Buyer Parties and the Operating Subsidiaries, except for effects resulting from industry-wide changes or general national or regional economic conditions.

“Buyer Material Contracts” means each of the following:

(a) all Contracts requiring aggregate payments to or from the Parent or any Operating Subsidiary in excess of $500,000 in any consecutive twelve (12) month period;

(b) all Contracts with, among or between the Parent or any Operating Subsidiary and any shareholder, member, director, officer, statutory manager or Affiliate thereof;

(c) all material loan, financing, security, guaranty or other Contracts evidencing or relating to material indebtedness, lines of credit, guarantees or Liens; and

(d) the material Buyer Benefit Plans.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units, and (c) any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing entity.

“Charter Documents” mean a Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, by-laws, code of regulations, articles of organization, operating agreement, certificate of limited partnership, partnership agreement and joint venture agreement.

“Closing Date” means August 31, 2012 or such other date as the parties shall mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, contract, promise, or similar arrangement, whether written or oral.

“Deferred Plans” means Pension Plans that are designed to defer compensation for a select group of key or highly compensated employees and that are exempt from the funding, participation and vesting requirements of ERISA.

“Election Date” means that date that is fifteen (15) days after the Fair Market Value is determined following the date such indemnification obligation is finally determined pursuant to the terms of Section VII.

“Employee Claims” means controversies, grievances or claims by any employees, former employees or beneficiaries of employees with respect to employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers’ compensation laws.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is a member of a controlled group of companies or under common control with such Person.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.

“Fair Market Value” means (i) the average closing price of such security on the principal exchange on which shares are then trading, if any (or as reported on any composite index which includes such principal exchange), on the ten most current trading days immediately prior to such date, or (ii) if such shares are not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the average mean the closing representative bid and asked prices for such shares on the ten (10) most recent trading days immediately prior to such date as reported by NASDAQ or such successor quotation system; or (iii) if such shares are not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, then the fair market value of such shares (without reducing the value of such shares based on liquidity, minority, marketability or other similar discounts) (A) as mutually agreed upon in writing by (i) the Seller (with the written consent of GIS) and (ii) the Parent, or, if such fair market value is not so mutually agreed upon promptly, then (B) as determined by a professional appraiser that is not affiliated with the Seller or the Parent, mutually agreed upon by the Seller (with the written consent of GIS) and the Parent (and, if such a professional appraiser is not so agreed upon within five (5) business days of date the underlying dispute arose or the indemnification obligation is finally determined, as the case may be, then the Seller (with the written consent of GIS) and the Parent shall each promptly appoint a professional appraiser and such professional appraisers shall promptly select an un-affiliated professional appraiser to determine the Fair Market Value). The appraiser shall, within the succeeding thirty (30) calendar day period after their selection, or as promptly thereafter as practicable, determine the Fair market Value and the appraiser’s determination shall be final and binding on all parties, including without limitation the Seller, the Buyer Parties, the Seller Indemnified Parties and the Buyer Indemnified Parties. The Seller and the Purchaser shall each pay 50% of the fees and expenses of an appraiser that determines the Fair Market Value in accordance with the terms hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time. Accounting terms used herein and not otherwise defined shall have the meanings attributed to them under GAAP.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Guardian Agreement” means a supply agreement between the Purchaser and Guardian Building Products Distribution, in form and substance acceptable to the Purchaser.

“Hazardous Materials” means any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other material regulated under Environmental Laws; asbestos, asbestos containing materials; oil and petroleum based products and natural gas, natural gas liquids; liquefied natural gas, and synthetic gas usable for fuel; and industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“Indemnified Losses” means any and all damages, obligations, payments, costs, expenses, injuries, judgments, penalties, fines, fees, Taxes, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of claims, actions, litigation or other proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, amounts paid in settlement, and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred, in each case excluding any such amounts actually received from an insurance carrier.

“Intellectual Property Rights” means (a) inventions, patents, patent applications and patent disclosures, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and fictitious names and any registrations and applications for any of the foregoing, and including all goodwill associated therewith, (c) copyrights and any registrations and applications therefor, (d) computer software, databases and documentation, and websites, (e) trade secrets and confidential business information, inventions, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (f) documentation relating to any of the foregoing, and the right to sue for past infringement or improper, unlawful or unfair use of disclosure thereof and the right to apply for patent, design or similar protection therefor.

“Knowledge of the Parent” means the actual knowledge, together with such knowledge that a Person would reasonably be expected to discover after reasonable investigation, of Jeffrey Edwards and Michael Miller, which may be established by (a) producing documentation existing prior to the Closing Date (including e-mail, computer files and the like), (b) admission of actual knowledge, (c) establishing that the Company received written notice prior to the Closing Date of the matter in question, or (d) any other evidence of knowledge of the matter in question.

“Knowledge of the Seller” means the actual knowledge, together with such knowledge that a Person would reasonably be expected to discover after reasonable investigation, of Michael Nixon, David Vella and Thomas Mannion, which may be established by (a) producing documentation existing prior to the Closing Date (including e-mail, computer files and the like), (b) admission of actual knowledge, (c) establishing that the Company received written notice prior to the Closing Date of the matter in question, or (d) any other evidence of knowledge of the matter in question.

“Lien” means, with respect to any property or asset, any lien, charge, condition, easement, adverse claim, restriction, mortgage, security interest, option, pledge, title defect, or any other encumbrance of any kind, nature or description whatsoever.

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements dated as of the date hereof by and between the Purchaser and each of GIS, Seller, David Vella and Michael Nixon.

“Operating Subsidiaries” means those subsidiaries of the Parent listed on Schedule 9.1 and the Purchaser.

“Ordinary Course of Business” means the ordinary course of the Person’s business consistent with past custom and practice such Person (including with respect to quantity and frequency).

“Pension Plans” means an “employee pension benefit plan” as that term is defined in Section 3(2) of ERISA.

“Permitted Liens” means the following:

(a) Liens for taxes, assessments or other governmental charges which are not delinquent or remain payable without penalty, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the applicable Acquired Company;

(b) Liens imposed by law such as carriers’ warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

(c) Liens on the property of any Acquired Company incurred, or pledges or deposits in connection with, workmen’s compensation, unemployment insurance and other social security legislation;

(d) Material Liens on the property of any Acquired Company securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and (ii) obligations on surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(e) purchase money Liens or purchase money security interests on any asset acquired or held by the Acquired Companies in the ordinary course of business, securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Purchase Price Shares” means One Hundred Twenty Nine Thousand Nine Hundred Forty Four (129,944) shares of common stock, par value $0.01 per share, of the Parent, which shares represent 11.5% of all of the issued and outstanding equity interests of the Parent as of the Closing.

“Purchase Value” shall mean the product of (x) the most recent enterprise value of the Buyer Parties and the Acquired Companies on a combined basis as determined by a qualified appraiser selected by the Buyer Parties to be delivered on or before November 30, 2012 less the aggregate Series A Preferred Liquidation Amount, as such term is defined in the certificate of incorporation of Parent, of the outstanding shares of Series A Preferred Stock of Parent, and (y) 100% less customary marketability and lack of control discounts and (z) 11.5%. The parties agree that such combined marketability and lack of control discounts shall range from 35 – 45% in this case.

“Purchaser Environmental Reports” means those environmental assessment reports performed by or on behalf of any of the Buyer Parties in connection with the transactions contemplated by this Agreement.

“Seller Fundamental Representations” means those representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Corporate Power), 4.4 Capitalization), 4.26 (Real and Personal Property but only with respect to personal property), 5.1(a) (Authority and Capacity), 5.1(b) (No Conflicts), 5.1(d) (Ownership of Acquired Interests), 5.1(e) (Brokers) and 5.1(f) (Securities Matters).

“Seller Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, business prospects or condition (financial or otherwise) of any of the Acquired Companies, except for effects resulting from industry-wide changes or general national or regional economic conditions.

“Seller Material Contracts” means each of the following, whether oral or written, with respect to any Acquired Company:

(f) all Contracts requiring payments to or from such Person in the aggregate in excess of $50,000 within a twelve (12) month period;

(g) all Contracts with a remaining term in excess of twelve (12) months and requiring payments to or from such Person in the aggregate in excess of $50,000;

(h) all Contracts with, among or between such Person and any shareholder, member, director, officer, manager or Affiliate thereof;

(i) all loan, financing, security, guaranty or other Contracts evidencing or relating to indebtedness, lines of credit, guarantees or Liens;

(j) all Contracts relating to the Benefit Plans of such Person;

(k) all management, employment, severance, confidentiality, non-competition or agency Contracts;

(l) all labor Contracts and collective bargaining agreements;

(m) all Contracts containing covenants that limit or purport to limit such Person’s ability to engage in any line of business or compete with any Person or restrict it from disclosing any information;

(n) all Contracts relating to Intellectual Property Rights;

(o) all Contracts pursuant to which such Person leases real property or personal property;

(p) all Contracts entered into outside of the Ordinary Course of Business of such Person; and

(q) all other Contracts not included above that are material to the conduct and operation of such Person’s business.

“Stockholders’ Agreement” means that certain Amended and Restated Stockholders’ Agreement, by and among the Parent and its stockholders, dated as of April 20, 2012.

“Tax” means any federal, state, local, or foreign income, gross receipts, net proceeds, license, payroll, employment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, Capital Stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add on minimum, estimated, or other tax, assessment, fees, levies or governmental charge of any nature whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Welfare Plans” means an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

9.2 Press Releases and Announcements. No party shall issue any press release or make any announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

9.3 Further Assurances. In case at any time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the transactions contemplated hereby, each party will take such further action (including without limitation, the execution of such further documents and instruments) as any other party may reasonably request. Without limiting the foregoing, if the parties determine to make an election pursuant to Section 338(h)(10) of the Code, the Seller shall, and shall cause the Acquired Companies to, make such election and shall execute and deliver all consents, filings or forms in connection therewith. The Seller will cooperate with the Purchaser and its counsel in the contest or defense of any proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, practice, or situation before the Closing Date involving any Acquired Company or its business or the Seller.

9.4 No Third-Party Beneficiaries. This Agreement (other than Section 7.4 with respect to Indemnified Parties and Section 9.19 with respect to the GIS Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto, and their respective successors and permitted assigns.

9.5 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and the agreements referred to herein are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included herein or in the agreements and documents referred to in this Agreement.

9.6 Tax Matters.

(a) Additional Assistance. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax Filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Purchaser and the Seller shall cooperate with each other in the conduct of any Tax audit or other Tax Proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.6

(b) Characterization. The parties acknowledge that because the Company has a single owner pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes. Accordingly, the sale of the Acquired Interests shall, in accordance with Internal Revenue Code Section 1001 and related Treasury Regulations, be treated as an asset sale for federal income tax purposes. The Seller shall allocate the Purchase Value plus any liabilities of the Company to the assets of the Company in accordance with Section 1060 and shall provide a draft of such allocation to the Purchaser for review. The Purchaser shall review, and if it has no objections, will approve such draft allocation within ten (10) business days of receipt. If the Purchaser does have any objections it will work in good faith with the Seller to resolve such dispute prior to making any filing with the IRS. The Seller and the Purchaser shall report the information required by Section 1060(b) of the Code on IRS Form 8594 consistent with such allocation in accordance with the allocation agreed to by the Seller and the Purchaser. The Seller and the Purchaser further agree not to take any position, whether in any Tax Return, audit, examination, claim, adjustment, litigation, or other proceeding with respect to U.S. federal income Tax (and state and local income Tax purposes where applicable), which is inconsistent with such intended treatment or allocation, unless required to do so by applicable Laws.

(c) Conveyance Taxes. Any transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Seller. The Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, if required by applicable Law. The expense of such filing or filings shall be borne by the Seller.

9.7 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, the Purchaser may assign its rights hereunder to an Affiliate and may collaterally assign its rights with respect to this Agreement and the transactions contemplated herein to its lender(s).

9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

9.9 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way, the meaning or interpretation of this Agreement.

9.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if signed by the respective Person giving such notice (in the case of any corporation the signature shall be by an authorized officer thereof) on the first business day following receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy transmission and provided that the original copy thereof also is sent by certified or registered mail with confirmation of transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

If to the Purchaser, to:	Installed Building Products, LLC
495 South High Street, Suite 50
Columbus, Ohio 43215
Attention: Shelley A. McBride
Telecopy: 614-961-3542

If to the
Seller, to:	GNV Holdings, LLC
4080 McGinnis Ferry Rd., #1504
Alpharetta, Georgia 30005
Attention: J. Michael Nixon
Telecopy: (678) 990-5659

with a copy to:	Miller & Martin PLLC
1170 Peachtree Street, NE
Suite 800
Atlanta, Georgia 30309
Attention: A. Josef DeLisle
Telecopy: (404) 962-6338

Such names and addresses may be changed by the giving of a notice as provided herein.

9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio exclusive of the conflict of law principles thereof.

9.12 Waivers. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.14 Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for its fees and expenses incurred in connection with its efforts to consummate the transactions contemplated hereby.

9.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

9.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Schedules shall not be deemed adequate to disclose an exception to a representation or warranty contained in Section 3, 4 or 5 hereof unless the applicable Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

9.17 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of Ohio or federal court of the United States of America, sitting in Ohio and any appellate court from any of such courts, in any actions arising out of or relating to this Agreement, any other document or agreement delivered in connection herewith and any transactions contemplated hereby for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action in the state or federal courts located in Ohio, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in the state or federal courts located in Ohio and (d) agrees to bring any action arising out of or related to this Agreement, any document or agreement delivered pursuant to this Agreement and any transactions contemplated hereby only in the state or federal courts located in Ohio. Each of the parties hereto agrees that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.10.

9.18 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO, WHETHER NOW EXISTING OR HEREAFTER ARISING. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION WILL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

9.19 Payment/Performance Bonds Guaranteed by Guardian. In addition to any rights that Guardian Installed Services, Inc., a Delaware corporation (“GIS”), or the parent company of GIS (together with GIS, the “GIS Guarantors”) may otherwise have at law or in equity, the Buyer Parties and the Acquired Companies shall jointly and severally defend, indemnify and hold harmless the GIS Guarantors and their respective officers, employees, members, partners,

Affiliates (other than the Buyer Parties and their Affiliates), and successors and assigns (collectively, the “GIS Indemnified Parties”) from and against and pay or reimburse the GIS Indemnified Parties for any and all Indemnified Losses incurred by any GIS Indemnified Party, resulting from, relating to, or arising directly or indirectly out of any payment and/or performance bonds issued by any Acquired Company or its officers or owners that have been guaranteed by any GIS Guarantor (or issued by any GIS Guarantor for the benefit of, or in support of the business of, any Acquired Company or its officers or owners) that are listed on Schedule 9.19 (the “Listed GIS Supported Payment/Performance Bonds”). Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 9.19 shall not be subject to the limitations set forth in Sections 7.6, 7.7 or 7.8 of this Agreement. The Buyer Parties and the Acquired Companies understand and agree that the GIS Guarantors have no obligation whatsoever to the Buyer Parties or the Acquired Companies to renew or extend any GIS Supported Payment/Performance Bond.

9.20 Confidentiality. No party shall disclose or make any public announcement of the transactions contemplated by this Agreement without the prior written consent of the other parties, unless required to make such disclosure or announcement by Applicable Law, in which event the party making the disclosure or announcement shall provide written notice to the other parties at least twenty-four (24) hours before such disclosure or announcement is expected to be made. Except as contemplated hereby or required by Applicable Law, each party shall keep confidential and shall not disclose to any third party without the prior written consent of the Sellers any information which identifies the Seller’s ownership interest in the Purchaser, provided, however, that either party may disclose such information (a) to its representatives, advisors or any Affiliate, partner, member, trustee, investor or related investment fund of such party and its and their respective directors, employees and consultants, or (b) as may otherwise be required by Applicable Law, including, without limitation pursuant to a court order or subpoena. Notwithstanding the foregoing or anything to the contrary in this Agreement, this Section 9.20 shall not apply to any information that is or becomes generally available to the public other than as a result of a breach of this Agreement by either party.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement on the date first above written.

PARENT:

CCIB HOLDCO, INC.

By:	/s/ Michael T. Miller

Name:	Michael T. Miller

Its:	EVP - Finance

PURCHASER:

INSTALLED BUILDING PRODUCTS, LLC

By:	/s/ Michael T. Miller

Name:	Michael T. Miller

Its:	EVP - Finance

SELLER:

GNV HOLDINGS, LLC

By:	/s/ J. Michael Nixon

Name:	J. Michael Nixon

Its:	Manager